Scripps to acquire stations in Detroit, Buffalo

For immediate release	(NYSE: SSP)
February 10, 2014

CINCINNATI – The E.W. Scripps Company has agreed to acquire two television stations owned by Granite Broadcasting Corp. – Detroit MyNetworkTV affiliate WMYD and Buffalo, N.Y., ABC affiliate WKBW –  for $110 million in cash.

The acquisition of WMYD creates a duopoly with the largest Scripps station, Detroit ABC affiliate WXYZ. The acquisition of WKBW in Buffalo adds the ABC station in market #52. With this deal, Scripps will own 11 ABC affiliates that will reach nearly 12 percent of U.S. households, the largest reach among station groups.

"These stations in Detroit and Buffalo will contribute strong cash flow to our core business, expand our reach in one of our best markets, and expand our TV footprint in partnership with ABC,” said Rich Boehne, Scripps chairman, president and CEO. “Owning these stations also allows us to expand our news-gathering reach and our digital business and add more audiences for our original programs Let’s Ask America, The List and RightThisMinute.”

The transaction is structured as a purchase of assets, and it will be funded with cash on hand; no debt financing will be required. It is expected to be accretive to earnings in the first full year Scripps operates the acquired stations. The two stations together have about 100 employees.

The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in the second quarter.

Scripps and Granite also have signed a Time Brokerage Agreement, whereby Scripps will provide four to six hours of daily programming to WMYD until the deal closes.

"These two stations are a terrific fit for our TV portfolio," said Brian Lawlor, senior vice president of television. "We love doing business in Detroit. WXYZ is one of our most important TV stations, and our ability to marry it with the MyNetworkTV station allows us to extend our commitment to that market and continue the conversation and the passion driving the renaissance of this great American city.

"We are equally enthusiastic about entering Buffalo for the first time in the company's history. We have had decades of success running ABC stations along the eastern Great Lakes. We look forward to including Buffalo in our content and customer strategies that now run through Cleveland and Detroit."

After the deal closes, Scripps will own 21 stations: ABC affiliates in Buffalo, Detroit, Denver, Indianapolis, San Diego, Tampa, Fla., Cleveland, Phoenix, Cincinnati, Baltimore and Bakersfield, Calif.; NBC affiliates in West Palm Beach, Fla., Kansas City, Mo., and Tulsa, Okla.; an independent station in Lawrence, Kan. (a duopoly with Kansas City), and a MyNetworkTV affiliate in Detroit; and five Azteca America affiliates.

The total market reach for Scripps stations will be nearly 14 percent of U.S. households once the transaction is complete.

Conference call
Scripps senior managers will discuss the acquisition with investors and analysts during a telephone conference call today at 10 a.m. (EST). Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Information” then follow the link in the “Calendar” section.

To access the conference call by telephone, dial 1-800-230-1093 (U.S.) or 1-612-288-0340 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“Scripps”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from noon today until 11:59 p.m. Monday, Feb. 24. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 319155.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Information” then follow the “Audio Archives” link at the top of the page.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of television, print and digital media brands. After approval of its acquisition of two Granite Broadcasting stations later this year, Scripps will own 21 local television stations as well as daily newspapers in 13 markets across the United States. It also runs an expanding collection of local and national digital journalism and information businesses including online multi-source video news provider Newsy. Scripps also produces television programming, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of one of the nation’s longest-running and most successful educational programs, Scripps National Spelling Bee. Founded in 1879, Scripps is focused on the stories of tomorrow.

###

Contact Carolyn Micheli, The E. W. Scripps Company, 513-977-3732
Email: carolyn.micheli@scripps.com